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                                                                    Exhibit 99.2






May 3, 2005



Dear Shareholder:

On April 25, 2005, one of our shareholders provided us with a copy of a letter they had received from Park GP, Inc. ("PGP"), dated April 20, 2005, in which PGP offers to purchase (the "PGP Tender Offer") 2,000 shares of common stock (the "Shares") of Tower Properties Company ("we", "us" or the "Company"). The PGP Tender Offer states that the price offered is $201 per Share, in cash, which amount will be reduced by any distributions declared or paid by the Company after April 1, 2005, as well as by any transfer fees charged by the transfer agent.

The PGP Tender Offer is similar to the tender offer made by PGP to our shareholders on June 28, 2004 to purchase 2000 Shares at a price of $185 per Share (the "2004 Tender Offer"). We note that the $185 per Share price offered in its 2004 Tender Offer represented an 18% discount to the then most recent trading price of $225 per Share at which the Company's common stock traded on June 2, 2004 prior to the commencement of the 2004 Tender Offer. We note that the $201 per Share price offered in the current PGP Tender Offer represents a 27% discount to the most recent trading price of $275 per Share at which the common stock traded on April 11, 2005. PGP stated that it owned 868 Shares of the Company's common stock upon the commencement of its 2004 Tender Offer and states that it owned 1,017 Shares at the time of commencement of the current PGP Tender Offer.

Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires us to take one of three permissible positions with respect to the PGP Tender Offer within ten business days of the date it commenced (which we have assumed is the date it was dated). As indicated above, the last trade we are aware of for the Company's common stock prior to the commencement of the PGP Tender Offer was $275 per Share on April 11, 2005. The last trade we are aware of subsequent to the commencement of the PGP Tender was $275 per Share on April 28, 2005. The trading price range that we are aware of for the preceding 52 weeks was from $184 to $281 per Share. To our knowledge, with the exception of 9 Shares traded at $200 per Share on September 23, 2004, our common stock has for the last 12 months (since May 12, 2004) traded at prices above the $201 per Share price offered in the PGP Tender Offer. However, the Company's common stock is not actively traded and these trading prices may not be representative of the intrinsic value of the Shares. In addition, our Board of Directors has not received a recent valuation of the Company's common stock, or obtained a recent appraisal of its assets or liabilities, and is therefore not able to determine whether the PGP Tender Offer price of $201 per Share is higher or lower than the intrinsic value of the Shares.

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As a consequence, we are not expressing an opinion, or making a recommendation, and are remaining neutral with respect to the PGP Tender Offer, which is one of the positions we are permitted to take under Rule 14e-2. Each shareholder of the Company should therefore make his, her or its own independent investment decision with respect to accepting or rejecting the PGP Tender Offer. You are encouraged to seek the advice of your own financial, tax and other advisors before making your investment decision.

In considering your investment decision, you should be aware that our Board of Directors is actively considering the possibility of authorizing the Company to initiate a transaction to purchase Shares of common stock from the holders of less than 100 Shares, or the holders of a lower number of shares to be determined, with the goal of causing the number of record holders to be less than 300 (a so called "going private transaction"). A going private transaction would eliminate requirements that the Company file reports with the U. S. Securities Exchange Commission and most of the other requirements imposed on the Company by the Sarbanes-Oxley Act of 2002. The Board believes that a going private transaction would have the potential to produce significant cost savings to the Company, as well as to allow management to devote greater time and attention to running our business. The Board has appointed a special committee of independent directors to represent the interests of the Company's shareholders who are not affiliated with the Company's directors, executive officers or beneficial owners of 10% or more of our outstanding Shares (the "Unaffiliated Shareholders") in connection with any going private transaction which may be initiated by the Company, in order to ensure that such transaction is procedurally and substantially fair to the Unaffiliated Shareholders. The special committee is authorized to negotiate with the Company the price, terms and conditions of any such transaction or other alternative transactions deemed by the special committee to be fair to the Unaffiliated Shareholders. The special committee has engaged independent legal counsel and financial advisors to assist it in evaluating any such transaction.

The Board of Directors has made no decision as to the manner or timing of seeking to go private, and has not determined the price that might be offered for Shares of common stock. No negotiations have taken place between the Board and the special committee concerning the price, terms and conditions of any such transaction. Accordingly, there can be no assurance that the Company will proceed with such a transaction and no reliance should be placed on the possibility that any such transaction would be initiated or consummated.



                                     TOWER PROPERTIES COMPANY



                                     /s/  Thomas R. Willard
                                     ----------------------
                                     Thomas R. Willard
                                     President and Chief Executive Officer